Exhibit 3.1

VRINGO, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B CONVERTIBLE PREFERRED STOCK

WHEREAS, the Amended and Restated Certificate of Incorporation of Vringo, Inc., a Delaware corporation (the "Corporation") provides for a class of its authorized stock known as preferred stock, comprised of 5,000,000 shares, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, voting rights, conversion rights, redemption privileges and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of ONE MILLION SIX HUNDRED NINE THOUSAND ONE HUNDRED SIXTY SEVEN (1,609,167) shares of the preferred stock which the Corporation has the authority to issue, classified as Series B Convertible Preferred Stock, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights, or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

1.      Designation and Amount. The class of preferred stock hereby classified shall be designated the “Series B Convertible Preferred Stock”. The initial number of authorized shares of the Series B Convertible Preferred Stock shall be ONE MILLION SIX HUNDRED NINE THOUSAND ONE HUNDRED SIXTY SEVEN (1,609,167), which shall not be subject to increase without the consent of the holders of a majority of the then outstanding shares of Series B Convertible Preferred Stock. Each share of the Series B Convertible Preferred Stock shall have a par value of $0.01.

2.      Dividends. From and after the first date of issuance of any shares of Series B Convertible Preferred Stock (the “Initial Issuance Date”), the holders of Series B Convertible Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive such dividends paid and distributions made to the holders of common stock, par value $0.01 per share ( the “Common Stock”), pro rata to the holders of Common Stock to the same extent as if such Holders had converted the Series B Convertible Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

3.      Liquidation Preference. Upon any Liquidation Event (as defined below), after provision for payment of all debts and liabilities of the Corporation, any remaining assets of the Corporation shall be distributed pro rata to the holders of Common Stock and the holders of Series B Convertible Preferred Stock as if the Series B Convertible Preferred Stock had been converted into shares of Common Stock pursuant to the provisions of Section 6 hereof immediately prior to such distribution. For purposes of this Certificate of Designation, a "Liquidation Event" means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or its subsidiaries or the sale of assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

4.      Fundamental Transactions.

(a)      Certain definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

(i)      "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(ii)      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(iii)      "Eligible Market" means the New York Stock Exchange, Inc., the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market and the Over-the-Counter Bulletin Board.

(iv)      "Fundamental Transaction" means that the Corporation shall (or in the case of clause (F) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)), directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another entity, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to another entity, or (C) allow another entity or entities to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the entity or entities making or party to, or associated or affiliated with the entity or entities making or party to, such purchase, tender or exchange offer), or (D) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another entity whereby such other entity acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other entity or other entities making or party to, or associated or affiliated with the other entities making or party to, such stock purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Stock, or (F) become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock.

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(v)      "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(vi)      "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(vii)      "Required Holders" means the holders of record of a majority of the then outstanding shares of Series B Convertible Preferred Stock.

(viii)      “Stated Value” shall mean $6.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series B Convertible Preferred Stock after the Initial Issuance Date.

(ix)      "Successor Entity" means the Person, which may be the Corporation, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

(x)      "Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that "Trading Day" shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(xi)      "Voting Stock" means capital stock of the class or classes pursuant to which the holders thereof have the general voting power to elect or the general power to appoint, at least a majority of the board of directors, managers or trustees thereof (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

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(b)      Assumption. The Corporation shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 4 pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Series B Convertible Preferred Stock in exchange for such Series B Convertible Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designation including, without limitation, having a stated value equal to the Stated Value of the Series B Convertible Preferred Stock held by such Holder and having similar ranking to the Series B Convertible Preferred Stock, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Series B Convertible Preferred Stock at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Series B Convertible Preferred Stock prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series B Convertible Preferred Stock), such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designation, which the Holder would have been entitled to receive had such Holder converted the Series B Convertible Preferred Stock in full (without regard to any limitations on conversion) immediately prior to such Fundamental Transaction. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series B Convertible Preferred Stock.

5.      Voting Rights.

(a)      General. Each issued and outstanding share of share of Series B Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series B Convertible Preferred Stock is convertible (as adjusted from time to time pursuant to Section 4 hereof).

(b)      Series B Convertible Preferred Stock Protective Provisions. In addition to any other rights provided by law, the Corporation shall not and shall not permit any direct or indirect Subsidiary (as defined below) of the Corporation to, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock:

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(i)      increase the authorized number of shares of Series B Convertible Preferred Stock; or

(ii)      amend, alter or repeal the preferences, special rights or other powers of the Series B Convertible Preferred Stock so as to affect adversely the Series B Convertible Preferred Stock.

6.      Conversion. Each share of Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock immediately upon (i) the Corporation’s authorized shares of Common Stock being increased to an amount sufficient to allow the Corporation to convert all shares of Series B Convertible Preferred Stock then outstanding into shares of Common Stock or (ii) the number of issued and outstanding shares of Common Stock and shares reserved for issuance being reduced to an amount sufficient to allow the Corporation to convert all shares of Series B Convertible Preferred Stock then outstanding into shares of Common Stock (each, a “Series B Automatic Conversion Event”). If a Series B Automatic Conversion Event does not occur following the Corporation’s Annual Meeting scheduled to be held on November 16, 2015 (as such date may be extended pursuant to any adjournments of such meeting), then each share of Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock, up to and to the extent that the Corporation has authorized shares that are not reserved for other issuances (the “Partial Conversion Event”). The number of shares to be converted pursuant to the Partial Conversion Event shall be allocated pro rata among the Holders based on the number of shares of Series B Convertible Preferred Stock held by each Holder at the time of the Partial Conversion Event. Upon the occurrence of a Series B Automatic Conversion Event or Partial Conversion Event, the applicable shares of Series B Preferred Stock shall be automatically converted into the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock are then convertible pursuant to this Section 6 without any further action by any holder of such shares and whether or not the certificate(s) representing such shares are surrendered to the Corporation or its transfer agent.

(a)      Certain definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

(i)      "Bloomberg" means Bloomberg Financial Markets.

(ii)      "Conversion Amount" means the Stated Value.

(iii)      "Conversion Price" means $0.60, subject to adjustment as provided herein.

(iv)      "Subsidiary" means, with respect to the Corporation, any entity in which the Corporation, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

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(b)      Conversion. The number of shares of Common Stock issuable upon conversion of each share of Series B Convertible Preferred Stock pursuant to this Section 6 shall be determined by multiplying each such share of Series B Convertible Preferred Stock by the fraction set forth below (the "Conversion Rate"):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Series B Convertible Preferred Stock, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(c)      Mechanics of Conversion. The conversion of Series B Convertible Preferred Stock shall be conducted in the following manner:

(i)      Upon the occurrence of a Series B Automatic Conversion Event or if a Partial Conversion Event is to occur and in any event within ten (10) days after receipt of notice, by mail, postage prepaid from the Corporation of the occurrence of such event, each holder of record of shares of Series B Convertible Preferred Stock being converted shall (A) transmit by facsimile (or otherwise deliver) a copy of a properly completed notice of conversion executed by the registered Holder of the Series B Convertible Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Corporation and if the Corporation has appointed a registered transfer agent, the Corporation’s registered transfer agent (the "Transfer Agent") (if the Corporation does not have a registered transfer agent, references hereto to the "Transfer Agent" shall be deemed to be references to the Corporation) and (B) if required by Section 6(c)(iv), surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the Series B Convertible Preferred Stock being converted (or compliance with the procedures set forth in Section 9) (the "Preferred Stock Certificates").

(ii)      Corporation's Response. Upon receipt by the Corporation of a copy of a Conversion Notice, the Corporation shall (A) as soon as practicable, but in any event within three (3) Trading Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, if applicable, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Corporation of such Conversion Notice (the "Share Delivery Date"), (1) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit/Withdrawal At Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Series B Convertible Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion pursuant to a Partial Conversion Event, as may be required pursuant to Section 6(c)(iv), is greater than the number of shares of Series B Convertible Preferred Stock being converted, then the Corporation shall or shall direct the Transfer Agent, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of shares of Series B Convertible Preferred Stock not converted or it shall direct the Transfer Agent to update the Holder’s account to reflect the number of shares of Series B Convertible Preferred Stock not converted.

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(iii)      Corporation's Failure to Timely Convert.

(A)      Cash Damages. If within three (3) Trading Days after the Corporation's receipt of the facsimile copy of a Conversion Notice the Corporation shall fail to credit a Holder's balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series B Convertible Preferred Stock (a "Conversion Failure"), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a "Buy-In"), then the Corporation shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Corporation's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series B Convertible Preferred Stock as required pursuant to the terms hereof.

(iv)      Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Series B Convertible Preferred Stock in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the Preferred Stock Certificate unless (A) the full or remaining number of shares of Series B Convertible Preferred Stock represented by the Preferred Stock Certificate are being converted, in which case the Holder shall deliver such Preferred Stock Certificate to the Corporation promptly following such conversion, or (B) a Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series B Convertible Preferred Stock upon physical surrender of any Series B Convertible Preferred Stock. The Holder and the Corporation shall maintain records showing the number of shares of Series B Convertible Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of the certificate representing the Series B Convertible Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series B Convertible Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series B Convertible Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series B Convertible Preferred Stock unless such Holder first physically surrenders the certificate representing the Series B Convertible Preferred Stock to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series B Convertible Preferred Stock represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series B Convertible Preferred Stock, the number of shares of Series B Convertible Preferred Stock represented by such certificate may be less than the number of shares of Series B Convertible Preferred Stock stated on the face thereof. Each certificate for Series B Convertible Preferred Stock shall bear the following legend:

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THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED. THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

(d)      Reservation of Shares.

(i)      The Corporation shall, upon the happening of the Series B Automatic Conversion Event, reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series B Convertible Preferred Stock, such number of its duly authorized and unissued shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Convertible Preferred Stock (the "Required Reserve Amount"). The initial number of shares of Common Stock reserved for conversions of the Series B Convertible Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series B Convertible Preferred Stock held by each Holder at the time of issuance of the Series B Convertible Preferred Stock or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event a Holder shall sell or otherwise transfer any of such Holder's Series B Convertible Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series B Convertible Preferred Stock (other than pursuant to a transfer of Series B Convertible Preferred Stock in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Series B Convertible Preferred Stock, pro rata based on the number of shares of Series B Convertible Preferred Stock then held by such Holders. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

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(e)      Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the Conversion Rate, the Corporation shall issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice or other date of determination. If such Holder and the Corporation are unable to agree upon the determination of the arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Corporation shall within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Rate to any "big four" international accounting firm. The Corporation shall cause, at the Corporation's expense (unless the accounting firm determines in favor of the Corporation, in which case the Holder shall be responsible for such expense), the accountant to perform the determinations or calculations and notify the Corporation and the Holders of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant's determination or calculation, as the case may be, shall be binding upon all parties absent error.

(f)      Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series B Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(g)      Effect of Conversion. All shares of Series B Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued but unpaid dividends thereon (whether or not declared). Subject to Section 6(c)(iii)(B), any shares of Series B Convertible Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Convertible Preferred Stock accordingly.

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(h)      Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Series B Convertible Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series B Convertible Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

7.      Anti-Dilution Provisions. The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 7.

(a)      Certain Definitions. For purposes of this Certificate of Designations, the following definitions shall apply:

(i)      "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(ii)      "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(iii)      "Principal Market" means the Eligible Market that is the principal securities exchange market for the Common Stock.

(b)      Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

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(c)      Notices.

(i)      Immediately upon any adjustment of the Conversion Rate and Conversion Price pursuant to Section 7 hereof, the Corporation will give written notice thereof sent by mail, first class, postage prepaid to each Holder at its address appearing on the stock register, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 6(e).

(ii)      Except as otherwise required by law, the Corporation will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Twenty Percent Issuance, any Fundamental Transaction or any Liquidation Event.

(iii)      The Corporation will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Twenty Percent Issuance, any Fundamental Transaction or any Liquidation Event will take place.

8.      Status of Converted Stock. In the event any shares of Series B Convertible Preferred Stock shall be converted pursuant to Section 6 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

9.      Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series B Convertible Preferred Stock Certificates representing the Series B Convertible Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking (with surety, if reasonably requested by the Corporation) by the holder thereof to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Series B Convertible Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Series B Convertible Preferred Stock into Common Stock.

10.     Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder of Series B Convertible Preferred Stock's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation covenants to each holder of Series B Convertible Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder of Series B Convertible Preferred Stock thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series B Convertible Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of Series B Convertible Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

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11.      Notice. Whenever notice or other communication is required to be given hereunder, unless otherwise provided herein, such notice shall be given in accordance with contact information provided by each Holder to the Corporation and set forth in the register for the Series B Convertible Preferred Stock maintained by the Corporation as set forth in Section 14.

12.     Failure or Indulgence Not Waiver. No failure or delay on the part of any holder of Series B Convertible Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

13.     Transfer of Series B Convertible Preferred Stock. A Holder may assign some or all of the Series B Convertible Preferred Stock and the accompanying rights hereunder held by such Holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.

14.      Series B Convertible Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series B Convertible Preferred Stock, in which the Corporation shall record the name and address of the persons in whose name the Series B Convertible Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any Series B Convertible Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

15.      Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the Delaware General Corporation Law (“DGCL”), this Certificate of Designation or otherwise with respect to the issuance of the Series B Convertible Preferred Stock or the Common Stock issuable upon conversion thereof may be effected by written consent of the Corporation's stockholders or at a duly called meeting of the Corporation's stockholders, all in accordance with the applicable rules and regulations of the DGCL and the applicable provisions hereof. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

16.      General Provisions. In addition to the above provisions with respect to Series B Convertible Preferred Stock, such Series B Convertible Preferred Stock shall be subject to and be entitled to the benefit of the provisions set forth in the Certificate of Incorporation of the Corporation with respect to preferred stock of the Corporation generally.

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17.      Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Designation, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or any of its Subsidiaries, the Corporation shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, nonpublic information relating to the Corporation or its Subsidiaries, the Corporation so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its Subsidiaries.

[signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by the undersigned this 15th day of October, 2015.

VRINGO, INC.

By:	/s/ Andrew D. Perlman
Name:	Andrew D. Perlman
Title:	Chief Executive Officer

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EXHIBIT I

VRINGO, INC.

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.01 per share (the "Series B Convertible Preferred Stock"), of Vringo, Inc., a Delaware corporation (the "Corporation"), indicated below into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Corporation, as of the date specified below.

Date of Conversion:

Number of shares of Series B Convertible Preferred Stock to be converted:

Stock certificate no(s). of Series B Convertible Preferred Stock to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Series B Convertible Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:

Title:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

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